UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Energy XXI Gulf Coast, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Change to Inspector of Votes.

On August 17, 2018, the board of directors of Energy XXI Gulf Coast, Inc. (“EGC”) authorized a representative of Continental Stock Transfer & Trust Company to serve as Inspector of Votes in place of a representative of Broadridge Financial Solutions, Inc. (“Broadridge”) for the special meeting of stockholders of EGC (the “Special Meeting”) to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 18, 2018 (the “Merger Agreement”), by and among EGC, MLCJR LLC, a Texas limited liability company (“Cox”), and YHIMONE, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Cox. Broadridge, or one of its representatives, had originally been appointed by the EGC board of directors, but Broadridge and its representatives are unable to serve for administrative reasons.

The change in Inspector of Votes does not change any of the information contained in the definitive proxy statement filed by EGC on August 3, 2018 (the “Merger Proxy Statement”) regarding voting at the Special Meeting, including methods for voting by proxy; providing voting instructions to a broker, bank or other nominee; changing or revoking a vote by proxy; or voting in person at the Special Meeting.

Litigation Relating to the Proposed Merger with Cox.

As disclosed in EGC’s current report on Form 10-Q filed on August 9, 2018 (which was incorporated into the Merger Proxy Statement), Anthony Franchi, a purported holder of EGC common stock, filed a complaint against EGC and the EGC board of directors in the U.S. District Court for the District of Delaware on August 7, 2018 (the “Franchi Complaint”). The case is captioned Anthony Franchi v. Energy XXI Gulf Coast, Inc., et al., Case No. 1:18-cv-01203. The Franchi Complaint alleges that (1) EGC and the EGC board of directors violated Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, by allegedly failing to disclose material information in the Merger Proxy Statement, and (2) the EGC board of directors, as alleged control persons of EGC, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Merger Proxy Statement. Mr. Franchi has asked the court to, among other things, (i) enjoin EGC, the EGC board of directors, Cox and all other persons from proceeding with or consummating the merger contemplated by the Merger Agreement (the “Merger”), (ii) alternatively, if the Merger is consummated, rescind the Merger or award rescissory damages, (iii) direct the EGC board of directors to file a revised Merger Proxy Statement that does not contain any untrue statements of material fact or that states all material facts required in it or necessary to make the statements contained in Merger Proxy Statement not misleading, (iv) declare that EGC and the EGC board of directors violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and/or Section 20(a) of the Exchange Act, and (v) award attorneys’ and experts’ fees to Mr. Franchi. EGC believes that the Franchi Complaint is without merit. EGC cannot predict the outcome of, or estimate the possible loss or range of loss from, this matter.

On August 13, 2018, EGC learned that Rosa Grinberger, a purported holder of EGC common stock, filed a complaint against EGC and the EGC board of directors in the U.S. District Court for the District of Delaware on August 10, 2018 (the “Grinberger Complaint”). The case is captioned Rosa Grinberger v. Energy XXI Gulf Coast, Inc., et al., Case No. 1:18-cv-01233. The Grinberger Complaint is substantially similar to the Franchi Complaint. The Grinberger Complaint alleges that (1) EGC and the EGC board of directors violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by allegedly failing to disclose material information in the Merger Proxy Statement, and (2) the EGC board of directors, as alleged control persons of EGC, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Merger Proxy Statement. Ms. Grinberger has asked the court to, among other things, (i) enjoin EGC, the EGC board of directors, Cox and all other persons acting in concert with them from proceeding with or consummating the Merger, (ii) alternatively, if the Merger is consummated, rescind the Merger or award rescissory damages, (iii) declare that EGC and the EGC board of directors violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and/or Section 20(a) of the Exchange Act, and (iv) award attorneys’ and experts’ fees to Ms. Grinberger. EGC believes that the Grinberger Complaint is without merit. EGC cannot predict the outcome of, or estimate the possible loss or range of loss from, this matter.

It is possible that additional complaints similar to the Franchi Complaint and the Grinberger Complaint may be filed or that either of those complaints are amended. If this occurs, EGC does not intend to announce the filing of each additional, similar complaint or any amended complaint, but does intend to do so if it contains materially new or different allegations.